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                                                                    EXHIBIT 21.1


                      LIST OF SUBSIDIARIES OF THE COMPANY

                BIT Group Services, Inc., a Delaware corporation
          Brian R. Blackmarr and Associates, Inc., a Texas corporation
               Integrated Controls, Inc., a Louisiana corporation
      Mindworks Professional Education Group, Inc., a Arizona corporation
                  Software Consulting Services America, LLC,
                    a California limited liability company
              Software Consulting Services Pty. Ltd., Australia
               Software Innovators, Inc., an Arkansas corporation
                   Zelo Group, Inc., a California corporation